Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Investor Relations                                     Carl Hymans
Tiens Biotech Group (USA), Inc.                        G. S. Schwartz & Co.
Tel:  0086-22-8213-7594                                Tel:  212-725-4500
Fax:  0086-22-8213-7667                                Fax:  212-725-9188
Email: investor@tiens-bio.com                          Email: carlh@schwartz.com
http://www.tiens-bio.com

                TIENS BIOTECH GROUP (USA) REPORTS SECOND QUARTER
                              AND SIX-MONTH RESULTS

NEW YORK -August 15, 2006 -Tiens Biotech Group (USA), Inc. ("the Company" or "Tiens USA"), (Amex: TBV), www.tiens-bio.com, announced financial results for the second quarter and six months ended June 30, 2006.

Revenue for the second quarter ended June 30, 2006 was $14,292,998, compared to $17,307,659 for the second quarter ended June 30, 2005.

A breakdown of Chinese and international sales is as follows:

                           Three Months Ended June 30,
                  ---------------------------------------------
Revenue               2006             2005           Change
-------------     -------------   -------------   -------------
China             $   4,474,408   $  10,272,604           -56.4%
                  -------------   -------------   -------------
International     $   9,818,590   $   7,035,055            39.6%
                  -------------   -------------   -------------
                  $  14,292,998   $  17,307,659

Net income for the second quarter ended June 30, 2006 was $5,184,477, compared to net income of $7,594,920 for the second quarter ended June 30, 2005. Earnings per share for the second quarter ended June 30, 2006 were $0.07, with weighted average number of shares outstanding of 71,333,586 compared to $0.11, with the same weighted average number of shares outstanding for the comparable period of 2005.

Revenue for the six months ended June 30, 2006 was $31,015,558 compared to $31,603,658 for the six months ended June 30, 2005.

A breakdown of Chinese and international sales is as follows:

                           Six Months Ended June 30,
                  ---------------------------------------------
Revenue                2006            2005          Change
-------------     -------------   -------------   -------------
China             $  13,041,025   $  18,313,400           -28.8%
                  -------------   -------------   -------------
International     $  17,974,533   $  13,290,258            35.3%
                  -------------   -------------   -------------
                  $  31,015,558   $  31,603,658

For the six months ended June 30, 2006, revenues in China were $13.0 million, a decrease of 28.8% compared to the same period in 2005. At the beginning of 2006, Tiens USA began selling semi-finished products to Tianshi Engineering. In order to qualify for a direct selling license in China, Tianshi Engineering, Tiens USA's related party customer in China, is required to produce a part of the products that it sells in China. As a result, in 2006, Tiens USA began to sell semi-finished products to Tianshi Engineering, which jointly shares with Tiens USA licenses to produce, manufacture and sell the products. These semi-finished products have a lower sales price than the finished products Tiens USA had previously sold to Tianshi Engineering.

In addition, we believe that sales to China were negatively impacted by several other factors, including:

o Continued consumer uncertainty in China regarding the impact of recently enacted direct selling regulations and uncertainty regarding the timing of the direct selling license application process and approval.

o Increased government and media scrutiny on the direct selling industry, particularly following last year's publication of the new direct selling regulations.

The application of Tianshi Engineering for a direct selling license in China is still pending.

For the six months ended June 30, 2006, international revenues were $18.0 million, an increase of 35.3% compared to the same period in 2005. The increase in international sales for the six months ended June 30, 2006 was mainly due to a significant sales increase in Indonesia, as well as strong revenue growth in Nigeria, South Africa, Kazakstan, Kenya, Hungary and Uganda.

Net income for the six months ended June 30, 2006 was $11,954,187, compared to net income of $13,200,199 for the six months ended June 30, 2005. Earnings per share for the six months ended June 30, 2006 were $0.17, with weighted average number of shares outstanding of 71,333,586 compared to $0.19, with the same weighted average number of shares outstanding for the comparable period of 2005.

Cost of sales for the three months ended June 30, 2006 decreased to $3.8 million, or 8.5%, compared to $4.2 million for the same period in 2005. This primarily reflects the decrease in revenues for the period. For the six months ended June 30, 2006, cost of sales was $8.6 million compared to $7.7 million for the same period in 2005, an increase of 13.0%. In order to improve the quality of the products, during 2006 Tiens USA has introduced some new manufacturing procedures and stricter quality control testing than previously, which added to its manufacturing costs. However, Tiens USA believes that once its production team becomes more familiar with the new production procedures, the manufacturing costs of its products will decrease.

Gross profit decreased to $10.5 million for the three months ended June 30, 2006, or 20.3%, compared to $13.1 million for the same period in 2005. For the six months ended June 30, 2006, gross profit was $22.4 million compared to $23.9 million for the same period in 2005, a decrease of 6.6%. The gross profit margins for the three months ended June 30, 2006 was 73.1% compared to 75.7% for the same period in 2005 and 72.1% for the six months ended June 30, 2006 compared to 75.8% for the same period in 2005.

The decrease in the Company's margins was primarily due to the lower margin on its semi-finished products that it sells to Tianshi Engineering compared to its finished goods, as well as the added manufacturing costs on its goods due to new manufacturing procedures, as discussed in cost of sales above.

If Tianshi Engineering receives a direct selling license from the Chinese government, all existing and newly developed products that Tiens USA sells to Tianshi Engineering will be required to be sold in a semi-finished state in order to comply with Tianshi Engineering's qualification for, and maintenance of, a direct selling license in China.

In China, Tiens USA is aiming to expand its market share through the branches, chain stores, and Chinese affiliated companies of Tianshi Engineering. In August 2005, China published regulations governing direct selling and prohibiting pyramid promotional schemes and a number of administrative methods and proclamations were issued in proposal form in September 2005. The direct selling regulations require Tianshi Engineering, Tiens USA's affiliate who sells its products in China, to apply for approval to conduct a direct selling enterprise in China. Some of Tiens USA's competitors in China have recently been granted a direct selling license. There can be no assurance that Tianshi Engineering will be able to obtain such license. Additionally, although certain regulations have been published, others are pending, and there is uncertainty regarding the interpretation and enforcement of such regulations.

Selling, general and administrative expenses increased to $3.3 million for the three months ended June 30, 2006, or 32.7%, compared to $2.5 million for the same period in 2005. For the six months ended June 30, 2006, selling, general and administrative expense was $5.8 million compared to $5.1 million for the same period in 2005, an increase of 14.5%. The increase was primarily due to an increase in the number of employees and in the level of salaries, and to a lesser extent, an increase in research and development expenses. These increases have been made to support growth of our international sales. These increases have also been made in anticipation of Tianshi Engineering receiving a direct selling license in China and the related increase in its sales and marketing efforts which the Management believes will follow. The selling and administrative expenses as a percentage of sales increased to 22.9% for the three months ended June 30, 2006, from 14.2% for the same period in 2005 and to 18.8% for the six months ended June 30, 2006, from 16.1% for the same period in 2005.

Provision for income taxes was $0.6 million for the three months ended June 30, 2006, compared to $0.8 million for the same period in 2005, a decrease of 30.5%. For the six months ended June 30, 2006, provision for income taxes was $1.3 million compared to $1.4 million for the same period in 2005. From January 1, 2005 through December 31, 2007, Biological is subject to income tax at a reduced rate of 7.5%. From January 1, 2008 forward, Biological will be subject to a 15% income tax rate.

To enhance its position in this competitive market, Tianshi Engineering continues to increase its marketing activities in China, including opening additional branches across China, developing a nation-wide advertising campaign, encouraging media coverage and strengthening the Tiens brand. In the first quarter of 2006 Tiens USA made a loan of approximately $25 million to Tianshi Engineering as an investment in the future of Tiens USA at this significant stage in the development of direct selling in China. The loan to Tianshi Engineering which was due on June 30, 2006 has been extended to December 31, 2006.

As of June 30, 2006, Tiens USA had $81,033,247 of retained earnings and total shareholders' equity of $102,587,373.

Jinyuan Li, Chairman, President and CEO of Tiens USA, said, "In the second quarter Tiens USA continued to increase the demand for its nutrition supplements and personal care products in the markets outside of China. Although the direct selling regulatory environment in China is currently challenging, we are hopeful that our affiliate, Tianshi Engineering, will receive a direct selling license from the Chinese regulatory authorities in the near future. We remain positive in our long-term outlook for the Company as we continue to invest in the future and strive to enhance shareholder value."


About Tiens Biotech Group (USA), Inc., www.tiens-bio.com
Tiens Biotech Group (USA), Inc. conducts its main business operations through its 80% owned subsidiary Tianjin Tianshi Biological Development Co., Ltd. ("Biological"), which is based in Tianjin, People's Republic of China (PRC). Biological primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens USA derives its revenues principally from product sales to affiliated companies in China and outside of China. Since its establishment, Biological has developed and produced 39 nutrition supplements, which include wellness products and dietary nutrition supplements. Biological has also developed and produced 25 personal care products, which include skin care products and personal washing products. Biological develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Biological has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Biological conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Biological's products in China through chain stores, domestic affiliated companies, and its 111 branches. Outside of China, Biological sells its products through an extensive direct sales force, or multi-level marketing sales force of overseas affiliates, located in approximately 59 countries, and independent distributors who use the products themselves and/or resell them to other distributors or consumers. The Company's direct sales marketing program is subject to governmental regulation in each of these countries.

Tiens Biotech Group (USA), Inc. (Amex: TBV) is a corporation organized under the laws of the State of Delaware.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements, including the Company's financial results for the six months ended June 30, 2006, are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Tiens Biotech Group
(USA), Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

                                 -Tables Follow-

                TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
  FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (Unaudited)

                                                 3 MONTHS ENDED JUNE 30           6 MONTHS ENDED JUNE 30
                                              -----------------------------    ------------------------------
                                                  2006            2005             2006             2005
                                              -------------   -------------    -------------    -------------
REVENUE - RELATED PARTIES                     $  14,292,998   $  17,307,659    $  31,015,558    $  31,603,658

COST OF SALES                                     3,842,392       4,197,812        8,648,688        7,655,230
                                              -------------   -------------    -------------    -------------
GROSS PROFIT                                     10,450,606      13,109,847       22,366,870       23,948,428

SELLING, GENERAL AND  ADMINISTRATIVE
 EXPENSES                                         3,271,232       2,465,676        5,837,653        5,099,551
                                              -------------   -------------    -------------    -------------
INCOME FROM OPERATIONS                            7,179,374      10,644,171       16,529,217       18,848,877

OTHER INCOME (EXPENSE), NET                           1,075        (224,103)         (36,646)        (687,164)
                                              -------------   -------------    -------------    -------------
INCOME BEFORE PROVISION FOR INCOME TAXES
  AND MINORITY INTEREST                           7,180,449      10,420,068       16,492,571       18,161,713

PROVISION FOR INCOME TAXES                          576,029         829,185        1,309,560        1,445,445
                                              -------------   -------------    -------------    -------------
INCOME BEFORE MINORITY INTEREST                   6,604,420       9,590,883       15,183,011       16,716,268

MINORITY INTEREST                                 1,419,943       1,995,963        3,228,824        3,516,069
                                              -------------   -------------    -------------    -------------
NET INCOME                                        5,184,477       7,594,920       11,954,187       13,200,199

OTHER COMPREHENSIVE INCOME
  Foreign currency translation adjustment           267,960             999          985,787              999
                                              -------------   -------------    -------------    -------------
COMPREHENSIVE INCOME                          $   5,452,437   $   7,595,919    $  12,939,974    $  13,201,198
                                              =============   =============    =============    =============
EARNINGS PER SHARE, BASIC AND DILUTED         $        0.07            0.11             0.17             0.19
                                              =============   =============    =============    =============
WEIGHTED AVERAGE NUMBER OF SHARES                71,333,586      71,333,586       71,333,586       71,333,586
                                              =============   =============    =============    =============

                           CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 2006 AND DECEMBER 31, 2005

                                     ASSETS
                                     ------

                                                                                   June 30,       December 31,
                                                                                     2006             2005
                                                                                --------------   --------------
                                                                                  (Unaudited)      (Audited)
CURRENT ASSETS:
  Cash                                                                          $   32,693,709   $   77,545,991
  Short-term investment                                                             13,772,000                -
  Accounts receivable, trade - related parties, net of
   allowance for doubtful accounts of $208,919 and $206,916
   as of June 30, 2006 and December 31, 2005, respectively                           6,792,469        2,165,958
  Other receivables                                                                    446,563          234,486
  Other receivables - related parties                                                5,769,960        3,281,081
  Loans receivable - related parties                                                29,440,000                -
  Inventories                                                                        6,319,334        7,516,352
    Total current assets                                                            95,234,035       90,743,868
                                                                                --------------   --------------
PLANT AND EQUIPMENT, net                                                            27,435,670       24,877,688
                                                                                --------------   --------------
OTHER ASSETS:
  Intangible assets, net                                                               476,482          476,637
  Employee advances                                                                    431,550          145,071
  Deposits                                                                           4,988,501        5,380,890
                                                                                --------------   --------------
    Total other assets                                                               5,896,533        6,002,598
                                                                                --------------   --------------
      Total assets                                                              $  128,566,238   $  121,624,154
                                                                                ==============   ==============

                TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 2006 AND DECEMBER 31, 2005

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                                                   June 30,       December 31,
                                                                                     2006            2005
                                                                                --------------   --------------
                                                                                  (Unaudited)      (Audited)
CURRENT LIABILITIES:
 Accounts payable                                                               $    3,649,734   $    2,698,813
 Advances from customers - related parties                                           1,552,574        2,077,130
 Wages and benefits payable                                                            561,734        1,045,052
 Other taxes payable                                                                   920,549        1,413,054
 Other payables                                                                        377,963          339,390
 Other payables - related parties                                                    1,479,717        1,816,534
 Dividend payable to minority interest                                                 232,735                -
 Current portion of long term debt, related party                                    2,130,000        2,130,000
                                                                                --------------   --------------
 Total current liabilities                                                          10,905,006       11,519,973

LONG TERM DEBT, net of current portion, related party                                7,462,742        8,527,742
                                                                                --------------   --------------

  Total liabilities                                                                 18,367,748       20,047,715
                                                                                --------------   --------------

MINORITY INTEREST                                                                    7,611,117       11,929,040
                                                                                --------------   --------------

SHAREHOLDERS' EQUITY:
 Common stock, $0.001 par value, 260,000,000 shares authorized,
  71,333,586 issued and outstanding, respectively                                       71,334           71,334
 Paid-in-capital                                                                     8,842,009        8,842,009
 Statutory reserves                                                                  9,420,783        9,420,783
 Retained earnings                                                                  81,033,247       69,079,060
 Accumulated other comprehensive income                                              3,220,000        2,234,213
                                                                                --------------   --------------
  Total shareholders' equity                                                       102,587,373       89,647,399
                                                                                --------------   --------------
  Total liabilities and shareholders' equity                                    $ 128,566,238    $  121,624,154
                                                                                ==============   ==============